Exhibit 21.1

                              LIST OF SUBSIDIARIES


Subsidiaries of Labtec Inc.


      Name                                  Jurisdiction of Organization

Labtec Corporation                          Delaware

Spacetec Corporation                        Delaware

Spacetec IMC International Corporation      U.S. Virgin Islands

Spacetec IMC GmbH                           Germany

Spacetec IMC Limited                        England and Wales

Spacetec IMC SARL Corp.                     France

Spacetec IMC Securities Corporation         Massachusetts



Subsidiaries of Labtec Corporation


      Name                                  Jurisdiction of Organization

Labtec Enterprises U.K., Limited            England
Labtec Electronics (HK) Limited             Hong Kong
Labtec Deutschland GmbH                     Germany